As filed with the Securities and Exchange Commission on May 8, 2007

Registration No. 333-49884

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

POST-EFFECTIVE AMENDMENT NO. 1 TO

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

LESCO, Inc.

(Exact name of registrant as specified in its charter)

Ohio (State or other jurisdiction of incorporation or organization)	34-0904517 (I.R.S. Employer Identification No.)

1301 East 9th Street, Suite 1300 Cleveland, Ohio (Address Of Principal Executive Offices)	44114 (Zip Code)

The LESCO, Inc. 2000 Broad Based Stock Option Plan

The LESCO, Inc. 2000 Stock Incentive Plan

(Full title of the plan)

David P. Werning

President

LESCO, Inc.

1301 East 9th Street, Suite 1300, Cleveland, Ohio

(Name and address of agent for service)

(216) 706-9250

(Telephone number, including area code, of agent for service)

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment No. 1 filed by LESCO, Inc., (the “Company”), deregisters certain common shares, without par value, of the Company, that had been registered for issuance under the LESCO, Inc. 2000 Broad Based Stock Option Plan and the LESCO, Inc. 2000 Stock Incentive Plan on the Company’s Registration Statement on Form S-8 filed with the Securities and Exchange Commission on November 14, 2000 (File No. 333-49884) (the “Registration Statement”).

Pursuant to an Agreement and Plan of Merger, dated as of February 19, 2007, among the Company, Deere & Company (“Parent”) and Deere Merger Sub, Inc. (“Merger Sub”), a wholly-owned subsidiary of Parent, Merger Sub merged with and into the Company, with the Company surviving the merger as a wholly-owned subsidiary of Parent. As a result of the merger, the Company has terminated the offering of the Company’s common shares pursuant to the Registration Statement. In accordance with an undertaking made by the Company in Part II of the Registration Statement to remove from registration, by means of a post-effective amendment, any of the securities that had been registered for issuance which remain unsold at the termination of the offering, the Company hereby removes from registration all of the securities of the Company registered but unsold under the Registration Statement.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Cleveland, state of Ohio, on this 8th day of May, 2007.

LESCO, Inc

By:	/s/ Jeffrey L. Rutherford
	Name:	Jeffrey L. Rutherford
	Title:	Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on May 8, 2007.

Signature	Title

/s/ Jeffrey L. Rutherford Jeffrey L. Rutherford	Chief Executive Officer (Principal Executive Officer)

/s/ Michael A. Weisbarth Michael A. Weisbarth	Chief Financial Officer (Principal Accounting and Financial Officer)

/s/ David P. Werning David P. Werning	Director

/s/ Jeffrey C. Lanahan Jeffrey C. Lanahan	Director